Exhibit 10.32

ASSIGNMENT OF LICENSE AGREEMENT

THIS ASSIGNMENT OF LICENSE AGREEMENT (this “Assignment”) is made as of August 8, 2019 (the “Effective Date”), by and between Cerecor Inc., a Delaware corporation (“Assignor”), ES Therapeutics, LLC, a Delaware limited liability company (“Assignee”), and Armistice Capital Master Fund Ltd., a Cayman Islands exempted company (“Armistice”). Capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the License Agreement (as defined below).

RECITALS

A.
Assignor entered into a License Agreement with Eli Lilly and Company (“Lilly”), dated as of September 8, 2016 (the “License Agreement”) in respect of the Transmembrane AMPA Receptor Regulatory Protein (TARP) gamma-8-dependent AMPA receptor antagonist designated as LY3130481.

B.
Assignee is a wholly owned subsidiary of Armistice, which beneficially owns approximately 60% of Assignor’s outstanding common stock. Assignor desires to assign and transfer to Assignee, and Assignee desires to acquire and assume from Assignor, all of Assignor’s rights, title, interest and obligations in, to and under the License Agreement as an Affiliate (as such term is used and defined in the License Agreement) of Assignor in accordance with Section 15.01(a) of the License Agreement.

C.
Among other rights with respect to Assignor, Armistice has the right to appoint two members of Assignor’s Board of Directors, and Armistice’s managing member, Steven J. Boyd (“Boyd”), currently serves on Assignor’s Board of Directors.

D.	As a result of the facts outlined above, Assignee is an Affiliate of Assignor for purposes of the License Agreement.

AGREEMENT

For good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties hereto agree as follows:

1.Assignment of the Agreement. Assignor hereby assigns to Assignee all of Assignor’s right, title and interest in, to and under the License Agreement, and Assignee hereby assumes all of Assignor’s rights and obligations under the License Agreement.

2.Payments. In consideration for this Assignment, Assignee shall pay to Assignor a non-refundable, non-creditable, upfront payment of one hundred thousand U.S. dollars ($100,000). This payment shall be due within thirty (30) days of the Effective Date of this Agreement. In addition, subject to the terms and conditions of this Agreement and in further consideration for the Assignment granted herein, Assignee shall make the following one-time, non-refundable milestone payments to Assignor: (i) seven million, five hundred thousand U.S. dollars ($7,500,000) upon cumulative worldwide Net Sales of Licensed Products reaching seven hundred and fifty million U.S. dollars ($750,000,000); and (ii) twelve million, five hundred thousand U.S. dollars ($12,500,000) upon cumulative worldwide Net Sales of Licensed Products reaching one billion, two hundred and fifty million U.S. dollars ($1,250,000,000). Assignee shall notify Assignor in writing within ten (10) business days after the achievement of each such milestone event giving rise to a payment obligation and Assignee shall pay Assignor the indicated amount no later than forty-five (45) days after such notification to Assignor.

3.Representations and Warranties of Assignor. (i) Neither Assignor or any of its affiliates nor, to the knowledge of Assignor, Lilly or any of its affiliates, is in breach or violation of, or in default under, the License Agreement, (ii) to the knowledge of Assignor, no event has occurred since the execution and delivery of the License Agreement which would result in a breach or violation of, or a default under, the License Agreement (with or without notice or lapse of time or both), (iii) the License Agreement is valid, binding and enforceable in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles and (iv) the License Agreement is in full force and effect with respect to Assignor and its affiliates and, to the knowledge of Assignor, with respect to Lilly and its affiliates.
4.Indemnification. Assignee agrees to indemnify and hold harmless Assignor and its affiliates, directors, officers, agents and employees (each, an “Indemnified Person”) from and against any and all costs, loans, liabilities, and damages, and to promptly reimburse each Indemnified Person for all reasonable out-of-pocket expenses, including any professional or attorneys’ fees, incurred in investigation, preparing, pursuing or defending any claim, action, proceeding or investigation, whether or not any Indemnified Person is a party, arising after the Effective Date to the extent arising out of, or relating to, or otherwise in connection with Assignee’s performance under the License Agreement or this Assignment except to the extent that a final, non-appealable judgment of a court with competent jurisdiction determines that Assignor is at fault or its Board of Directors other than Boyd breached fiduciary duties to Assignor stockholders other than Armistice.

5.Governing Law. This Assignment shall be governed by, and construed in accordance with, the laws of the State of New York without regard to the conflicts of law provisions thereof. Any legal action, suit or proceeding arising out of or relating to this agreement will be brought exclusively in any state or federal court located in New York County in the State of New York, and each party expressly submits to the exclusive jurisdiction and venue of such courts with respect thereto.

6.Further Assurances. The parties hereto shall cooperate from and after the Effective Date, and Assignor shall take any steps or actions reasonably requested by Assignee to enable the Assignee to assume and exercise its rights and obligations under the License Agreement. Armistice hereby agrees to capitalize Assignee to the extent required for Assignee to assume and exercise such rights and obligations under the License Agreement and hereunder for so long as Assignee remains a wholly owned subsidiary.
7.Entire Agreement. This Assignment, together with the License Agreement, constitutes the entire understanding of the parties hereto with respect to the subject matter hereof, and there are no representations, warranties, terms or conditions other than those set forth herein. This Assignment may be altered, amended, supplemented or modified only by a writing signed by all of the parties hereto.

8.Successor and Assigns. This Assignment shall be binding upon and inure to the benefit of Assignor and Assignee and their respective successors and assigns.

9.Inapplicable Provisions. If any term, covenant or condition of this Assignment is held to be invalid, illegal or unenforceable in any respect, this Assignment shall be construed without such provision.

10.Headings and Captions. The headings and captions of this Assignment are for convenience of reference only and are not to be construed as defining or limiting, in any way, the scope or intent of the provisions hereof.

11.Signatures; Counterparts. This Assignment may be executed in counterparts, each of which will be deemed to be an original, and all of which will constitute one and the same instrument. Signatures delivered electronically will have the same force and effect as original signatures

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have duly executed this Assignment as of the date first set forth above.

ASSIGNOR:

CERECOR INC.

By:	/s/ Joseph Miller
Name:	Joseph Miller
Title:	Chief Financial Officer

ASSIGNEE:

ES THERAPEUTICS, LLC

By:	/s/ Steven Boyd
Name:	Steven Boyd
Title:	Managing Member

ARMISTICE:

ARMISTICE CAPITAL MASTER FUND LTD.

By:	/s/ Steven Boyd
Name:	Steven Boyd
Title:	Managing Member

[Signature Page to License Assignment Agreement]